Exhibit 10.42
OCEANFIRST FINANCIAL CORP.
2020 STOCK INCENTIVE PLAN
PERFORMANCE BASED STOCK AWARD AGREEMENT

Name of Recipient:	XX

Total Stock Award:	XX Shares

Vesting:
This Performance Based Stock Award (the “Stock Award”) is subject to the time based and performance-based conditions set forth in Exhibits A and B to this Performance Based Stock Award Agreement (the “Award Agreement”), which are provided herein for reference. No shares subject to this Award will vest until the performance conditions set forth in Exhibit B have been attained or not.

Date of Grant:	XX

Effect of Termination of
Employment or Service
because of:

(a) Retirement, Disability	All unvested shares subject to this Stock Award vest immediately

or Death:	upon any such termination, except in the case of Retirement no shares shall vest prior to the first anniversary of the grant date and any shares that do not immediately vest shall be forfeited.

(b) Cause:	All unvested Shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such Shares become null and void.

(c) Other Reasons:
Unless otherwise determined by the Committee, all unvested Shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such Shares become null and void.

Voting:	Recipient is entitled to direct the Trustee as to the voting of Shares subject to this Stock Award that have been granted but have not yet been earned and distributed.

Non-Transferability:
The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Stock Award until full vesting of such Shares has occurred. The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested is referred to herein as the “Restricted Period.” All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between the Holding Company and the registered holder, a copy of which is on file at the principal office of the Holding Company.”

Unless determined otherwise by the Committee and except in the event of the Recipient's death or pursuant to a domestic relations order, this Stock Award is not transferable and may be earned only in the Recipient's lifetime. Upon the death of the Recipient, this Stock Award is transferable by will or the laws of descent and distribution. The terms of the OceanFirst Financial Corp. 2020 Stock Incentive Plan, as amended (the “Plan”), and this Stock Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the shares subject to this Stock Award Agreement to be sold or otherwise disposed of within six (6) months following the Date of Grant of this Stock Award.

Distribution:
The certificate and/or electronic record evidencing the Recipient’s ownership of the Shares subject to this Stock Award shall be held by the Holding Company in the Recipient’s name until termination of the Restricted Period. Shares of Common Stock, plus any dividends will be distributed as soon as practicable upon termination of the Restricted Period.

Designation of Beneficiary:
A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive in the event of death, any Stock Award to which the Recipient would be entitled pursuant to the Plan under the Award Agreement.

The Committee hereby grants to the individual named on page 1 as (“Recipient”) a Stock Award for the number of Shares listed on page 1 of this Award Agreement, subject to the terms and conditions of the Plan and this Award Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.
Neither the Plan nor this Stock Award Agreement creates any right on the part of an employee to continue in the service of OceanFirst Bank, N.A. (the “Bank”), OceanFirst Financial Corp. or any affiliates thereof. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.
The Holding Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Award Agreement. The parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Award Agreement.
The Recipient agrees to make appropriate arrangements with the Holding Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to Shares subject to this Award Agreement. The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Stock Award and that Recipient is not relying on the Holding Company for any tax advice.
This Stock Award and any Shares covered by this Stock Award are subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as has been or may be adopted by the Holding Company’s Board of Directors from time to time.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors or the Committee in respect of the Plan and this Award Agreement shall be final and conclusive.
The Recipient recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, or customers of the Bank, as such confidential information may exist from time to time, other than information that the Bank has previously made publicly available or which becomes publicly available other than by the unauthorized act of the Recipient, is a unique and valuable asset of the Bank and its affiliates, access to and knowledge of which are essential to the performance of the Recipient’s duties under this Award Agreement. In consideration of the payments made to the Recipient hereunder, the Recipient shall not, both during the course of the Recipient’s employment with the Bank and after the termination of such employment for any reason, except to the extent reasonably necessary in the performance of his duties under this Award Agreement, divulge to any individual, firm, association, corporation, entity, governmental agency or other person, any confidential information concerning the Bank (except such information as is required by law to be divulged to a government agency or pursuant to lawful process provided that the Recipient shall use the Recipient’s best efforts to provide prior notice to the Bank of, and the reasonable opportunity to seek to prevent, any such required disclosure), or make use of any such confidential information for the Recipient’s own purposes or for the benefit of any individual, firm, association, corporation, entity, governmental agency or other person (except the Bank) and shall use the Recipient’s best efforts to prevent the disclosure of any such confidential information by others. Notwithstanding anything to the contrary set forth herein, confidential information shall not include information obtained by the Recipient after the termination of this Award Agreement from a third party who is under no obligation to keep such information confidential or information which is at the time of its disclosure by the Recipient part of the public knowledge, other than as a result of the unauthorized act of the Recipient, and nothing herein limits the Recipient’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). This Award Agreement does not limit the Recipient’s ability to (i) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other Company confidential information, without notice to the Holding Company, or (ii) receive an award for information provided to any Government Agency.
All client lists, client data, investment strategies, records, memoranda, pricing data, fee schedules, letters, books, electronic files, papers, reports, accountings, experience or other data, and other records and documents, in whatever form or medium, relating to the Bank, whether made by the Recipient or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Bank. No copies thereof shall be made which are not retained by the Bank, and the Recipient agrees, on termination of his employment or on demand of the Bank, to deliver the same to the Bank together with all other property (i.e. computers, telephones, etc.) of the Bank (to the extent then in the Recipient's possession or control).
The Recipient agrees that during his or her employment with the Bank and of one year after the termination of such employment for any reason (the “Non-Solicit Period”), the Recipient shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Bank or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any client, customer licensee, vendor, collaborator or corporate partner of the Bank or any of its subsidiaries that had a business relationship with the Bank or any of its subsidiaries at the time of termination of the Recipient’s employment with the Bank or six months prior thereto.
The Recipient acknowledges that, in the event of any such breach by the Recipient of the confidentiality or non-solicitation provisions above, the Bank would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, the Bank, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of such provisions to compel specific performance of the provisions hereof. If any provision of this Award Agreement is found to be unenforceable, then it is the intention of the parties that the remainder of the Award Agreement shall be unaffected and the provision found to be unenforceable shall be deemed modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Non-Solicit Period be deemed to be the longest period permissible by law, but not in excess of the length provided above).
The terms and values for the vesting of each Restricted Period for the Plan are provided herein for reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Holding Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Holding Company and the Recipient. This Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.
IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Award Agreement to be executed and said Recipient has hereunto set his or her hand, as of this XX day of XX.
OCEANFIRST FINANCIAL CORP.

By:___________________________
Name:
Title:

RECIPIENT

______________________________
XX

EXHIBIT A
TIME BASED VESTING CONDITIONS

Your Total Stock Award of shares represents the maximum attainable number of shares from this grant when performance is at the Superior level for each of the XX years of the grant. The grant vests in over that X-year vesting term, on XX, XX, XX, XX, and XX, depending on the attainment of the performance-based Vesting Conditions as detailed in Exhibit B.

EXHIBIT B
PERFORMANCE BASED VESTING CONDITIONS
Vesting Conditions

Performance Metric

Values
Superior     Target        Threshold
Stock Award Valuei:
Share Equivalent:

i Based on date of grant.